10753 Macatawa Drive
Holland, MI 49424

NEWS RELEASE
NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate January 26, 2009 Jon Swets, CFO 616.494.7645

Macatawa Bank Corporation Reports 4th Quarter Results

Holland, Michigan, January 26, 2009 — Macatawa Bank Corporation today announced its results for the fourth quarter of 2008.

The Company’s fourth quarter results included a non-cash, after-tax impairment charge for goodwill and intangible assets of $27 million to reflect the impact of current market conditions. This impairment charge does not impact the Company’s tangible equity or regulatory capital ratios, and does not affect the Company’s liquidity position.

This impairment charge led to a net loss of $35.1 million, or $2.11 loss per share, for the fourth quarter of 2008 compared with a net loss of $2.6 million, or $0.15 loss per share, for the same period in 2007. For the full year of 2008, the Company incurred a net loss of $38.9 million, or $2.34 loss per share, compared with net income of $9.3 million for 2007. Excluding the impact of the goodwill and intangible asset impairment charge, the net loss would have been $8.0 million for the quarter and $11.8 million for the full year.

The quarterly results were also impacted by additional loan loss provisions of $14 million and expenses and lost interest associated with non-performing assets of approximately $4.9 million.

“We have found ourselves in a situation shared by many others financial institutions across the country,” said Ben Smith, Chairman and CEO. “Continued deterioration in the economy and stock market, especially among financial institutions stocks, have necessitated that we take these cash and non-cash charges during the quarter.”

“While these numbers are disappointing, our management team has worked hard to strengthen our capital position, improve asset quality and liquidity, reduce core expenses and improve operating efficiencies.”

Initiatives to improve the Company’s financial condition during 2008 included:

•	Completed a preferred stock offering totaling $31.3 million.
•	Temporarily suspended the cash dividend on common stock.
•	Improved liquidity in the fourth quarter by growing the investment security portfolio, building short-term investments and increasing borrowing capacity.
•	Increased the allowance for loan losses $5 million during the quarter to 2.16 percent of total loans.
•	Executed expense reduction initiatives estimated to save over $6 million annually.

“Despite market challenges, we continued to grow during 2008,” Smith said. “We added new accounts, made new loans and built our brand within Ottawa, Kent and Allegan counties. Both the Company’s loan and deposit portfolios showed good growth since the prior year during these volatile market conditions.”

The injection of additional capital from the preferred stock offering further improved the Company’s liquidity and capital ratios, which were already above regulatory requirements for well-capitalized banks.

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Macatawa Bank 4Q Results / page 2 of 3

“Perhaps just as importantly, the success of the offering underscored the continued optimism that people have in the future of Macatawa and their willingness to invest in the community and community banking,” Smith said. “We are deeply gratified by the confidence demonstrated by our shareholders during such challenging financial times.”

The Company’s total risk based capital ratio increased to 11.26 percent from 10.20 percent in the prior quarter.

Fourth quarter net interest income totaled $13.5 million, a decrease of $1.2 million compared to the fourth quarter of 2007. The decrease in net interest income was primarily from a decline in the net interest margin partially offset by an increase in average earning assets. Average earning assets grew by $19.8 million from the fourth quarter of 2007 to the fourth quarter of 2008. The net interest margin was 2.74 percent for the quarter, down 24 basis points from 2.98 percent for the third quarter and 26 basis points from 3.00 percent for the fourth quarter of 2007. Approximately half of the decline for each period was from higher balances of non-performing assets with the remainder largely from the Federal funds rate cuts that began in late-2007 and pressure on the Company’s cost of deposits from intense competition within its markets.

Non-interest income was $3.9 million for the fourth quarter of 2008 compared to $4.3 million for the fourth quarter of 2007. The fourth quarter of 2007 included a $288,000 unrealized gain associated with the Company’s interest rate swaps which were terminated in the first quarter of 2008. Increases in gains on mortgage loans sold and growth in revenue from deposit services and ATM and debit card processing offset a decline in trust income. The significant decline in the stock market throughout 2008 was the primary reason for the decrease in trust income.

Non-interest expense was $43.9 million for the quarter compared to $14.0 million for the third quarter and $13.1 million for the fourth quarter of 2007. Non-interest expense for the current quarter included non-recurring charges of $27.6 million associated with the goodwill and intangible asset impairment charge. It also includes $1.4 million of legal expenses associated with the Trade Partners litigation discussed in previous announcements. This amount includes legal invoices received over the time of the litigation, which were expected to be paid by the Company’s insurance carrier, but have since been deemed non-reimbursable.

In addition, costs associated with the administration and disposition of problem loans and non-performing assets amounted to approximately $3.2 million in the current quarter, $1.6 million in the third quarter and $500,000 for the fourth quarter of 2007. When excluding these costs, non-interest expense would have been approximately $11.8 million for the quarter, down from $12.5 million for the third quarter of 2008 and $12.6 million for the fourth quarter of 2007.

“We have been working hard on expense reduction initiatives throughout the year,” Smith said. “The Company has restructured third party contracts, eliminated or outsourced certain backroom functions, accelerated electronic delivery for certain customers and significantly trimmed controllable costs. We also made the difficult decision to selectively reduce staff by approximately 10 percent,” added Smith, “and management will again forego bonuses in 2008 and all employees will forego annual merit increases in 2009.”

Total assets were $2.15 billion at December 31, 2008, an increase of $21.7 million compared to $2.13 billion at December 31, 2007. Total loans increased $23.4 million since December 31, 2007, primarily in consumer mortgages, to $1.77 billion at December 31, 2008. Within the commercial loan portfolio, there continues to be a shift in mix from commercial real estate loans to commercial and industrial loans.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	December 31, 2008	December 31, 2007

Construction and land development	$307,933	$335,366
Farmland & agricultural	27,950	30,371
Non-farm, non-residential	477,775	454,764
Multi-family	29,701	35,381

Total Commercial Real Estate	843,359	855,882
Commercial and Industrial	447,352	438,743

Total Commercial Loans	$1,290,711	$1,294,625

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Macatawa Bank 4Q Results / page 3 of 3

Commercial real estate loans declined $12.5 million while commercial and industrial loans grew by $8.6 million since December 31, 2007. Loans for the development or sale of 1-4 family residential properties were $203.7 million at December 31, 2008. Of the total, approximately $27.1 million was secured by vacant land, $117.4 million was secured by developed residential land and $59.2 million was secured by 1-4 family properties held for speculative purposes.

The Company’s non-performing assets increased $16.0 million to $112.1 million since the prior quarter and represent 5.21 percent of total assets at December 31, 2008. The majority of the non-performing asset portfolio is secured by real estate, primarily residential land development. Despite the difficulty in valuing this type of collateral in the current market, management believes non-performing assets are either well collateralized or have been appropriately discounted with adequate reserves.

A breakdown of non-performing assets is shown in the table below:

Dollars in 000s	December 31, 2008	September 30, 2008	December 31, 2007

Commercial Real Estate	$80,466	$77,888	$68,634
Commercial and Industrial	9,005	7,360	4,116

Total Commercial Loans	89,471	85,248	72,750
Residential Mortgage Loans	1,906	906	641
Consumer Loans	893	292	518

Total Non-Performing Loans	92,270	86,446	73,909
Other Repossessed Assets	306	272	172
Other Real Estate Owned	19,516	9,354	5,704

Total Non-Performing Assets	$112,092	$96,072	$79, 785

Within commercial real estate, loans for the development or sale of 1-4 family residential properties that were in a non-performing status were approximately $59.9 million or 65 percent of total non-performing loans at December 31, 2008 compared to $63.5 million or 72 percent at September 30, 2008 and $57.4 million or 78 percent at December 31, 2007.

“The past several quarters have been trying, and we would all like to see better results. While it will take additional time to work through our credit challenges, we have the right people, firm resolve and a strong regulatory capital position to do so. We believe in the long-term future of Macatawa and that we will emerge from these difficult times a stronger financial institution,” concluded Mr. Smith.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, January 27, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to capital raising activities, dividends, future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Three Months Ended December 31		Twelve Months Ended December 31

	2008	2007	2008	2007

EARNINGS SUMMARY
Total interest income	$26,945	$33,368	$116,075	$139,372
Total interest expense	13,435	18,681	57,944	76,456

Net interest income	13,510	14,687	58,131	62,916
Provision for loan loss	13,850	10,270	37,435	15,750

Net interest income after provision for loan loss	(340)	4,417	20,696	47,166

NON-INTEREST INCOME
Deposit service charges	1,396	1,331	5,342	5,087
Gain on sale of loans	263	221	1,250	1,290
Trust fees	1,001	1,237	4,448	4,906
Other	1,289	1,523	7,104	4,815

Total non-interest income	3,949	4,312	18,144	16,098

NON-INTEREST EXPENSE
Salaries and benefits	6,246	6,562	26,547	25,499
Occupancy	951	1,054	4,402	4,185
Furniture and equipment	1,053	1,149	4,079	3,956
Other	35,696	4,370	51,039	16,619

Total non-interest expense	43,946	13,135	86,067	50,259

Income (loss) before income tax	(40,337)	(4,406)	(47,227)	13,005
Federal income tax expense (benefit)	(5,280)	(1,794)	(8,373)	3,736

Net income (loss)	(35,057)	(2,612)	(38,854)	9,269

Dividends declared on preferred shares	817	-	817	-

Net income (loss) available to common shares	$(35,874)	$(2,612)	$(39,671)	$9,269

Basic earnings per common share	$(2.11)	$(0.15)	$(2.34)	$0.54
Diluted earnings per common share	$(2.11)	$(0.15)	$(2.34)	$0.54
Return on average assets	-6.59%	-0.50%	-1.82%	0.44%
Return on average equity	-84.90%	-6.27%	-24.06%	5.63%
Net interest margin	2.74%	3.00%	2.95%	3.21%
Efficiency ratio	251.71%	69.14%	112.84%	63.61%

	December 31, 2008	December 31, 2007

BALANCE SHEET DATA
Assets
Cash and due from banks	$29,188	$49,816
Federal funds sold and other short-term investments	39,096	-
Securities available for sale	184,681	201,498
Securities held to maturity	1,835	1,917
Federal Home Loan Bank Stock	12,275	12,275
Loans held for sale	2,261	3,127
Total loans	1,774,063	1,750,632
Less allowance for loan loss	38,262	33,422

Net loans	1,735,801	1,717,210

Premises and equipment, net	63,482	64,564
Acquisition intangibles	874	28,942
Bank-owned life insurance	23,645	22,703
Other assets	58,502	27,914

Total Assets	$2,151,640	$2,129,966

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$192,842	$185,681
Interest-bearing deposits	1,472,919	1,337,872

Total deposits	1,665,761	1,523,553
Federal funds purchased	-	46,467
Other borrowed funds	284,790	354,052
Long-term debt	41,238	41,238
Other liabilities	10,638	4,031

Total Liabilities	2,002,427	1,969,341

Shareholders' equity	149,213	160,625

Total Liabilities and Shareholders' Equity	$2,151,640	$2,129,966

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date

	4th Qtr 2008	3rd Qtr 2008	2nd Qtr 2008	1st Qtr 2008	4th Qtr 2007	2008	2007

EARNINGS SUMMARY
Net interest income	$13,510	$14,836	$15,087	$14,697	$14,687	$58,131	$62,916
Provision for loan loss	13,850	2,425	18,460	2,700	10,270	37,435	15,750
Total non-interest income	3,949	4,138	5,055	5,003	4,312	18,144	16,098
Total non-interest expense	43,946	14,039	14,491	13,591	13,135	86,067	50,259
Income taxes	(5,280)	639	(4,703)	971	(1,794)	(8,373)	3,736
Net income (loss)	(35,057)	1,871	(8,106)	2,438	(2,612)	(38,854)	9,269
Dividends declared on preferred shares	817	-	-	-	-	817	-
Net income (loss) available to common shares	$(35,874)	$1,871	$(8,106)	$2,438	$(2,612)	$(39,671)	$9,269

Basic earnings per common share	$(2.11)	$0.11	$(0.48)	$0.14	$(0.15)	$(2.34)	$0.54
Diluted earnings per common share	$(2.11)	$0.11	$(0.48)	$0.14	$(0.15)	$(2.34)	$0.54

MARKET DATA
Market value per common share	$3.47	$6.99	$8.00	$10.41	$8.59	$3.47	$8.59
Book value per common share	$6.91	$8.96	$8.84	$9.58	$9.47	$6.91	$9.47
Tangible book value per common share	$6.88	$7.31	$7.21	$7.94	$7.82	$6.88	$7.82
Average basic common shares	16,977,883	17,022,780	16,970,634	16,951,183	16,969,316	16,968,293	17,109,664
Average diluted common shares	16,977,883	17,047,902	16,970,634	16,951,183	16,969,316	16,968,293	17,283,344
Period end common shares	17,161,515	17,024,850	17,021,379	17,017,028	16,968,398	17,161,515	16,968,398

PERFORMANCE RATIOS
Return on average assets	-6.59%	0.35%	-1.52%	0.46%	-0.50%	-1.82%	0.44%
Return on average equity	-84.90%	4.92%	-19.74%	5.93%	-6.27%	-24.06%	5.63%
Net interest margin (fully taxable equivalent)	2.74%	2.98%	3.06%	2.99%	3.00%	2.95%	3.21%
Efficiency ratio	251.71%	73.99%	71.94%	68.99%	69.14%	112.84%	63.61%

ASSET QUALITY
Net charge-offs	$6,078	$1,514	$20,835	$4,168	$2,764	$32,595	$5,587
Nonperforming loans	$92,270	$86,446	$78,895	$75,571	$73,909	$92,270	$73,909
Other real estate and repossessed assets	$19,822	$9,626	$7,443	$8,598	$5,876	$19,822	$5,876
Nonperforming loans to total loans	5.20%	4.91%	4.51%	4.28%	4.22%	5.20%	4.22%
Nonperforming assets to total assets	5.21%	4.38%	4.09%	3.93%	3.75%	5.21%	3.75%
Net charge-offs to average loans (annualized)	1.38%	0.34%	4.71%	0.95%	0.64%	1.85%	0.32%
Allowance for loan loss to total loans	2.16%	1.73%	1.69%	1.81%	1.91%	2.16%	1.91%

CAPITAL & LIQUIDITY
Average equity to average assets	7.76%	7.11%	7.70%	7.77%	7.93%	7.58%	7.83%
Tier 1 capital to risk-weighted assets	10.01%	8.94%	8.93%	9.41%	9.40%	10.01%	9.40%
Total capital to risk-weighted assets	11.26%	10.20%	10.18%	10.67%	10.66%	11.26%	10.66%
Loans to deposits + other borrowings	90.95%	88.57%	92.04%	92.66%	93.24%	90.95%	93.24%

END OF PERIOD BALANCES
Total portfolio loans	$1,774,063	$1,761,431	$1,748,629	$1,764,377	$1,750,632	$1,774,063	$1,750,632
Earning assets	2,009,859	2,027,350	1,938,098	1,972,355	1,966,732	2,009,859	1,966,732
Total assets	2,151,640	2,195,760	2,109,637	2,139,213	2,129,966	2,151,640	2,129,966
Deposits	1,665,761	1,693,601	1,604,012	1,570,428	1,523,553	1,665,761	1,523,553
Total shareholders' equity	149,213	152,098	150,549	162,986	160,625	149,213	160,625

AVERAGE BALANCES
Total portfolio loans	$1,764,235	$1,757,583	$1,768,983	$1,757,633	$1,734,325	$1,762,102	$1,725,453
Earning assets	1,969,524	1,984,547	1,980,470	1,970,785	1,949,756	1,976,336	1,955,154
Total assets	2,128,975	2,142,065	2,131,979	2,116,605	2,099,826	2,129,937	2,102,541
Deposits	1,611,709	1,640,986	1,593,452	1,548,402	1,485,232	1,598,789	1,607,498
Total shareholders' equity	165,170	152,219	164,229	164,503	166,591	161,515	164,730